UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2008

PEREGRINE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17085	95-3698422
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14282 Franklin Avenue, Tustin, California 92780
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (714) 508-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

  ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
  ☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
  ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
  ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Peregrine Pharmaceuticals, Inc. (the “Company”) and its wholly owned subsidiary, Avid Bioservices, Inc. (“Avid” and, collectively with the Company, the “Borrowers”), entered into a term loan for funding of up to $10 million, as described below under Item 2.03.  The description of the term loan and related transactions under Item 2.03 are incorporated into this item by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On December 9, 2008, the Borrowers entered into a term loan for funding up to $10 million with MidCap Financial  LLC and BlueCrest Capital Finance, L.P. (the “Lenders”).  Proceeds from the term loan will be used to fund the Borrowers’ ongoing working capital needs.

Pursuant to the Loan and Security Agreement, dated as of December 9, 2008 between the Borrowers and Lenders (“Loan Agreement”), the Lenders agreed to initially loan the Borrowers $5 million upon the satisfaction of certain closing conditions.  The Loan Agreement includes an option, which expires June 30, 2009, for the Borrowers to receive an additional $5 million upon the satisfaction of certain conditions, including generating cash flow from other sources and achieving certain pre-determined clinical trial end-points.

The outstanding principal balance of the loan bears interest at an annual percentage rate equal to the greater of the thirty (30) day LIBOR rate or three percent, plus nine percent.  The interest rate will be adjusted each month and interest will be paid monthly.  Beginning in July 2009, the outstanding principal will be repaid in 30 equal monthly installments.  The final payment of all unpaid principal and accrued interest is due December 9, 2011.  The Borrowers’ obligations are secured by substantially all of the Borrowers’ assets now owned or hereinafter acquired, including intellectual property.

The Loan Agreement permits the Borrowers to prepay the outstanding principal amount and all accrued but unpaid interest and fees, subject to a prepayment fee.  The amount of the prepayment fee depends on when prepayment is made.  If prepayment is made on or prior to December 9, 2009, the prepayment fee will be an amount determined by a formula that approximates the present value of the interest payments the Lenders would have received through the term of the loan if it had not been prepaid.  If prepayment is made after December 9, 2009 and on or before December 9, 2010, the prepayment fee is equal to 5% of the outstanding principal at the time of prepayment.  If prepayment is made after December 9, 2010, the prepayment fee is equal to 3% of the outstanding principal at the time of prepayment.

The Loan Agreement requires compliance with customary covenants and provides for customary events of default.  If a default occurs, the Lenders may declare the amounts outstanding under the Loan Agreement immediately due and payable.  In addition, if our government contract with the Defense Threat Reduction Agency is terminated while the loan is outstanding, we will be required at all times thereafter to maintain cash and cash equivalents in an amount of at least eighty percent (80%) of the then outstanding principal balance of the loan in a restricted account over which we will not be permitted to make withdrawals or otherwise exercise control.

In connection with the Loan Agreement, the Company is obligated to pay a commitment fee of $100,000, $50,000 of which was paid upon execution of the Loan Agreement, with the remaining $50,000 due and payable upon the earlier of our receipt of the second $5 million tranche or June 30, 2009.  In addition, upon the Company’s making of the loan repayment, the Company must pay a final payment fee equal to three percent of the total amount funded under the Loan Agreement.

In connection with the Loan Agreement, the Company issued to the Lenders five-year warrants (the “Warrants”) to purchase an aggregate of 1,692,047 shares of the Company’s common stock at a per share price of $0.2955, which was the average price per share of the Company’s common stock for the 20 business days immediately prior to the issue date.  If the additional $5 million is loaned to the Borrowers, the Company will issue an additional warrant to purchase an additional 1,692,047 shares at the same per share price.  The Warrants may be exercised on a cashless basis and contain customary piggyback registration rights.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEREGRINE PHARMACEUTICALS, INC.

Date: December 12, 2008	By: /s/ Paul J. Lytle
Paul J. Lytle
Chief Financial Officer